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                                                                    Exhibit 99.1


                                          CONTACT:  Michael T. Mino
                                                    Chief Financial Officer
                                                    713 996 4110


FOR IMMEDIATE RELEASE


                          INDUSTRIAL HOLDINGS, INC. AND
                    T-3 ENERGY SERVICES, INC. COMPLETE MERGER


      HOUSTON, TEXAS - DECEMBER 17, 2001 - Industrial Holdings, Inc. (Nasdaq:
IHII) and T-3 Energy Services, Inc. both of Houston, Texas announced today that the companies' stockholders approved the previously announced merger, and the transaction has been consummated. Industrial Holdings has changed its name to T-3 Energy Services, Inc., and effective as of the opening of the Nasdaq Stock Market on December 18, 2001, will trade under the symbol "TTES". Michael L. Stansberry has been named President and Chief Executive Officer, and Michael T. Mino has been named Vice President and Chief Financial Officer.

      "We are pleased to have finalized the merger process and look forward to completing the integration of Industrial Holdings and T-3 Energy Services. By combining the two companies, we have created a diversified manufacturing and service business focused primarily on the Gulf Coast energy markets. We believe our core group of operations will serve as a solid base upon which we plan to grow through acquisition and product line extensions," stated Mr. Stansberry

      Mr. Mino commented, "With the merger of the two entities and the simultaneous $72.1 million equity infusion by T-3's largest shareholder, First Reserve Fund VIII, L.P., the combined company is adequately capitalized. Total debt balances on the Company's opening balance sheet will be less than $40.0 million. Our conservative capitalization should prove invaluable in today's uncertain energy markets."

      As part of the merger agreement, the combined company was reincorporated in Delaware and completed a one for ten reverse stock split. Additionally, prior to the completion of the merger, Industrial Holdings completed its planned divestitures of the EPG and Beaird segments and its subsidiary, GHX Incorporated.

      For the nine months ended September 30, 2001, T-3 Energy Services' revenues and net income were $62.1 million and $2.2 million, respectively. Had the merger and the IHI divestitures been completed as of January 1, 2001, and giving effect for the one-for-ten stock split, pro forma revenues, net income and fully diluted earnings per share for the combined enterprise would have been $150.1 million, $6.3 million and $0.65 respectively for the nine month period ended September 30, 2001.
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      T-3 Energy Services provides a broad range of oilfield products and services primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and gas properties offshore in the Gulf of Mexico, offshore and onshore drilling and well servicing contractors, and major operators of petrochemical and refinery plants, shipyards and offshore fabrication companies located throughout the Gulf Coast region.

The statements in this press release regarding management's expectations concerning the matters described herein constitute "forward-look statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to risks and uncertainties that could cause T-3 Energy Services' results to differ materially from those expectations.
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